Exhibit 99.1

CCG Releases Second Quarter 2015 Results

- Portfolio Pre-Leasing Up 320 basis points -

- FFOA of $0.10 per share -

- Potential Sale Discussions Continue -

Charlotte, NC – September 29, 2015 – Campus Crest Communities, Inc. (NYSE: CCG) (the “Company” or “Campus Crest”), an owner and manager of high-quality student housing properties, today announced results for the three months ended June 30, 2015.

“We have successfully concluded the pre-leasing for the 2015/2016 academic year with the total portfolio ending up 320 basis points over the 2014/2015 leasing results. The portfolio effective rental rates increased over 200 basis points,” stated David Coles, Interim Chief Executive Officer. “As part of our continued efforts to simplify the balance sheet, we have successfully eliminated three additional joint venture investments including the dispositions of our JV properties in Norman, OK and San Angelo, TX as well as acquiring the full ownership interest in our former JV property in Fayetteville, AR. Despite the ongoing strategic review we have executed well against our pre-leasing goals as demonstrated in our year-over-year gains in occupancy and rate.”

“As previously disclosed, the Board continues to pursue a potential sale of the Company, and our transaction committee remains engaged in discussions with the leading potential purchaser. Those discussions are ongoing and subject to reaching mutual agreement on terms and conditions, and there can be no assurance that those discussions will result in an agreement for the sale of the Company.  If an agreement is reached, it would be subject to customary and other negotiated closing conditions” noted Aaron Halfacre, President and Chief Investment Officer. “The Board has not eliminated any alternatives and will continue to consider and discuss with interested parties a range of potential strategic alternatives.  Until such time as that process has concluded, the Company does not anticipate providing any further updates.”

Property Leasing Results for Academic Year 2015/2016

The following tables highlight the leasing activity for the 2015/2016 academic year as of September 29, 2015:

Preleasing Update
			Preleasing[1]
	Properties	Beds	AY '14/'15	AY '15/'16	Change

Same Store Properties by Occupancy[2]

Tier 1 (98%+)	34	16,027	99.8%	96.7%	(3.1)%
Tier 2 (95% to 97.9%)	7	4,080	96.6%	85.0%	(11.6)%
Tier 3 (90% to 94.9%)	7	3,776	91.6%	95.2%	3.6%
Tier 4 (Below 90%)	20	10,931	80.6%	85.2%	4.6%

Total Same Store Properties	68	34,814	92.5%	91.5%	(1.0)%

Same Store Properties By Ownership

Wholly Owned	61	28,995	92.7%	91.1%	(1.6)%
Joint Venture	7	5,819	91.5%	93.9%	2.4%

Total Same Store Properties	68	34,814	92.5%	91.5%	(1.0)%

2014 Deliveries By Type

Grove & Copper Beech	7	4,345	73.1%	81.4%	8.3%
evo Philadelphia	1	850	46.6%	98.8%	52.2%
evo Montreal	2	2,223	10.9%	50.7%	39.8%

Total 2014 Deliveries	10	7,418	51.4%	74.2%	22.8%

2014 Deliveries By Ownership

Wholly Owned	5	3,105	78.6%	86.3%	7.7%
Joint Venture	5	4,313	31.8%	65.5%	33.7%

Total 2014 Deliveries	10	7,418	51.4%	74.2%	22.8%

Total Portfolio By Ownership

Wholly Owned	66	32,100	91.3%	90.6%	(0.7)%
Joint Venture	12	10,132	66.1%	81.8%	15.7%

Total Portfolio	78	42,232	85.3%	88.5%	3.2%

Footnotes:

1) AY'14/'15 represents results through September 30, 2014; AY'15'/'16 represents results through September 24, 2015.

2) Tiers based on '14/'15 leasing

Financial Highlights for the Three Months Ended June 30, 2015

The second quarter 2015 results presented in the accompanying Supplemental Analyst Package reflect the consolidation of assets acquired via the Copper Beech transaction. For the three months ended June 30, 2015, revenue, revenue per occupied bed, net operating income (“NOI”) and Funds From Operations Adjusted (“FFOA”) are shown in the table below.

Financial Highlights
	Three Months Ended June 30,			Six Months Ended June 30,
($'000, except per share/bed data)	2015	2014	Change	2015	2014	Change

Total Revenues	$45,679	$24,990	82.8%	$86,008	$49,701	73.1%
Total RevPoB (wholly owned Grove)	555	524	5.9%	551	525	5.0%

Total RevPoB (wholly owned Copper Beech)	491	489	0.4%	489	487	0.4%

NOI	25,524	13,916	83.4%	48,420	27,911	73.5%

FFOA	6,295	9,039	(30.4)%	12,607	18,954	(33.5)%
FFOA per Share	$0.10	$0.14	(30.5)%	$0.19	$0.29	(32.8)%

A reconciliation of the net income attributable to common stockholders to FFOA can be found at the end of this release.

Balance Sheet

As of June 30, 2015, the Company held cash and cash equivalents totaling $15.7 million and $17.4 million of restricted cash.

Dividends

As previously announced on April 1, 2015, the Company does not anticipate declaring any dividend payments for 2015, and the Company currently does not intend to make distributions to common stockholders in 2015 at this time.

Additionally, the Series A Cumulative Redeemable Preferred Shares dividend remains suspended. However, dividends on the Series A Preferred Stock will accrue at the effective annual rate of $2.00 per share until paid.

About Campus Crest Communities, Inc.

Campus Crest Communities, Inc. is a leading owner and manager of high-quality student housing properties located close to college campuses in targeted markets. It has ownership interests in 79 student housing properties with over 42,000 beds across North America. Additional information can be found on the Company's website at http://www.campuscrest.com.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts" or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, except as otherwise required by federal securities laws, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the risk factors discussed in the Company's most recent Annual Report on Form 10-K, as updated in the Company’s Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

(704) 496-2500

Investor.Relations@CampusCrest.com

CAMPUS CREST COMMUNITIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in $000s)

	June 30,	December 31,
	2015	2014

Assets
Investment in real estate, net:
Student housing properties[1]	$1,553,782	$935,962
Accumulated depreciation	(150,912)	(128,121)
Land and properties held for sale[2]	15,019	37,163
Land held for investment[3]	7,413	7,413
Investment in real estate, net	1,425,302	852,417
Investment in unconsolidated entities[1]	87,730	259,740
Cash and cash equivalents	15,679	15,240
Restricted cash[4]	17,411	5,429
Student receivables, net	2,070	1,587
Cost and earnings in excess of construction billings	-	3,887
Intangible assets, net	9,315	-
Other assets	32,823	35,742
Total assets	$1,590,330	$1,174,042

Liabilities and equity
Liabilities:
Mortgage and construction loans	$600,750	$300,673
Line of credit and other debt	367,680	317,746
Accounts payable and accrued expenses	28,621	53,816
Construction billings in excess of cost and earnings	-	481
Other liabilities	35,025	22,092
Total liabilities	1,032,076	694,808
Equity:
Preferred stock	$61	$61
Common stock	648	648
Additional common and preferred paid-in capital	781,280	773,998
Accumulated deficit and distributions	(301,776)	(301,566)
Accumulated other comprehensive loss	(3,090)	(2,616)
Total stockholders' equity	477,123	470,525
Noncontrolling interests	81,131	8,709
Total equity	558,254	479,234
Total liabilities and equity	$1,590,330	$1,174,042

[1] As of June 30, 2015, the Company's 100% interest in 29 Copper Beech properties (and Copper Beech at Ames), pursuant to the closing of the Copper Beech transaction, is included in "Student housing properties." In prior periods, the Company's investment in these properties was included in "Investment in unconsolidated entities."
2 As of June 30, 2015, includes four land parcels and one property that the Company intends to divest.
3 As of June 30, 2015, includes six strategically held land parcels that could be used for the development of phase two properties, with an aggregate bed count ranging from approximately 1,000 to 1,500.
[4] Restricted cash includes escrow accounts held by lenders for the purpose of paying taxes, insurance and funding capital improvements.

CAMPUS CREST COMMUNITIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in $000s, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	$ Change	2015	2014	$ Change

Revenues:
Student housing rental	$43,722	$23,637	$20,085	$82,512	$47,272	$35,240
Student housing services	1,745	1,026	720	3,055	1,999	1,056
Property management services	212	327	(115)	441	430	11
Total revenues	45,679	24,990	20,690	86,008	49,701	36,307
Operating expenses:
Student housing operations	19,943	10,747	9,197	37,147	21,360	15,787
General and administrative	10,423	3,649	6,773	18,461	7,155	11,306
Severance[1]	62	-	62	570	-	570
Write-off of other assets	597	-	597	1,366	-	1,366
Transaction costs[2]	1,640	1,460	180	3,132	2,045	1,087
Ground leases	120	120	-	240	237	3
Depreciation and amortization	27,861	7,253	20,608	47,617	14,233	33,384
Total operating expenses	60,646	23,229	37,417	108,533	45,030	63,503
Equity in earnings (losses) of unconsolidated entities[3,4]	790	(891)	1,681	(1,359)	(572)	(787)
Operating (loss) income	(14,177)	870	(15,047)	(23,885)	4,099	(27,984)
Nonoperating income (expense):
Interest expense, net	(9,270)	(2,950)	(6,320)	(17,058)	(6,326)	(10,732)
Gain on purchase of Copper Beech[5]	6,393	-	6,393	28,035	-	28,035
Gain on sale of assets[6]	-	-	-	7,748	-	7,748
Other income (expense)	4	104	(100)	(51)	170	(221)
Total nonoperating (expense) income, net	(2,873)	(2,846)	(27)	18,674	(6,156)	24,830
Net loss before income tax benefit	(17,050)	(1,976)	(15,074)	(5,210)	(2,057)	(3,153)
Income tax benefit	-	210	(210)	-	400	(400)
Loss from continuing operations	(17,050)	(1,766)	(15,285)	(5,210)	(1,657)	(3,553)
Income (loss) from discontinued operations[7]	-	1,374	(1,374)	(1,157)	2,313	(3,470)
Net (loss) income	(17,050)	(392)	(16,658)	(6,367)	656	(7,023)
Less: Dividends on preferred stock	3,050	3,050	-	6,100	6,100	-
Less: Net loss attributable to noncontrolling interests	(4,000)	12	(4,012)	(6,157)	(3)	(6,154)
Net loss attributable to common stockholders	($16,100)	($3,454)	($12,645)	($6,310)	($5,441)	($869)

Per share data - basic and diluted
Loss from continuing operations attributable to common stockholders	($0.25)	($0.07)		($0.08)	($0.12)
Income (loss) from discontinued operations attributable to common stockholders	$0.00	$0.02		($0.02)	$0.04
Net loss per share attributable to common stockholders	($0.25)	($0.05)		($0.10)	($0.08)

Weighted average common shares outstanding:
Basic and diluted	64,741	64,681		64,737	64,588

[1]For the three months ended June 30, 2015, severance includes termination benefits for former executives in connection with the Company's strategic repositioning.
[2]Transaction costs were $1.6 million for the three months ended June 30, 2015, primarily attributable to consents, professional fees and other related costs totaling $1.6 million related to the Copper Beech acquisition. Transaction costs were $3.1 million for the six months ended June 30, 2015, primarily attributable to consents, professional fees and other related costs totaling $2.8 million related to the Copper Beech acquisition, with the remaining $0.3 million related to various other costs associated with the Montreal transaction and the Company's strategic alternative process.

[3]For the six months ended June 30, 2015 and 2014, includes results from the Company’s investment in Copper Beech. The Company made its initial investment in Copper Beech on March 18, 2013 and subsequently made additional investments. On September 30, 2013, the Company entered into an amendment to the purchase and sale agreement that enabled the Company to acquire a 67% ownership interest in 28 operating properties, while deferring ownership in 7 properties until the Company exercises future purchase options. On August 18, 2014, the Company elected to not exercise the first purchase option and reverted to a 48% interest ownership interest in 35 operating properties. On January 30, 2015, the Company completed the initial closing of the Copper Beech transaction. As of March 31, 2015, the Company held a 100% interest in 29 Copper Beech properties and partial interest in 5 Copper Beech properties.

[4]For the three months and six months ended June 30, 2015, $1.1 million and $2.6 million equity in losses of unconsolidated entities were contributed from the Montreal operations, respectively.
[5]For the three months ended June 30, 2015, a preliminary gain of $6.4 million was recognized in connection with the Second Copper Beech Closing, a business combination in which the Company acquired a 100% interest in two additional Copper Beech properties, with the transaction closing on April 30, 2015.

6In connection with the previously announced strategic repositioning, the Company recognized a $3.1 million gain from the sale of a portfolio of six undeveloped land parcels in 1Q 2015. The Company also recognized a $4.6 million gain from the sale of The Grove at Lawrence, Kansas and The Grove at Conway, Arkansas.

[7]For the six months ended June 30, 2015, the Company recorded expenses of $1.2 million due to the wind down of its construction and development operations. No construction and development revenues were recorded during the three months ended June 30, 2015. For the three months ended June 30, 2014, the Company recorded revenue from its construction and development operations of $10.3 million and expenses of $8.9 million resulting in income of $1.4 million.

CAMPUS CREST COMMUNITIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS TO FUNDS FROM OPERATIONS ("FFO") & FUNDS FROM OPERATIONS ADJUSTED ("FFOA") (unaudited)

(in $000s, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	$ Change	2015	2014	$ Change

Net income (loss) attributable to common stockholders	$(16,100)	$(3,454)	$(12,646)	$(6,310)	$(5,441)	$(869)
Real estate related depreciation and amortization	26,942	6,908	20,034	46,196	13,585	32,611
Real estate related depreciation and amortization - unconsolidated entities	2,675	7,264	(4,589)	6,045	14,597	(8,552)
Gain on sale of assets[1]	-	-	-	(7,748)	-	(7,748)
Gain on purchase of Copper Beech[2]	(6,393)	-	(6,393)	(28,035)	-	(28,035)
FFO available to common shares	7,124	10,718	(3,594)	10,148	22,741	(12,593)
Elimination of the following:
Transaction costs[3]	1,640	1,460	180	3,132	2,045	1,087
Write-off of other assets	597	-	597	1,366	-	1,366
Severance	62	-	62	570	-	570
Discontinued operations[4]	-	(1,374)	1,374	1,157	(2,313)	3,470
FV adjustment of CB debt[5]	(3,128)	(1,765)	(1,364)	(3,766)	(3,519)	(247)
Funds from operations adjusted (FFOA) available to common shares	$6,295	$9,039	($2,743)	$12,607	$18,954	($6,345)

FFO per share - basic and diluted	$0.11	$0.17	($0.06)	$0.16	$0.35	($0.19)
FFOA per share - basic and diluted	$0.10	$0.14	($0.04)	$0.19	$0.29	($0.10)

Weighted average common shares - basic	64,741	64,681		64,737	64,588

1In connection with the previously announced strategic repositioning the Company recognized a $3.1 million gain from the sale of a portfolio of six undeveloped land parcels in 1Q 2015. The Company also recognized a $4.6 million gain from the sale of The Grove at Lawrence, Kansas and The Grove at Conway, Arkansas.

[2]For the three months ended June 30, 2015, a preliminary gain of $6.4 million was recognized in connection with the Second CB Closing, a business combination in which the Company acquired a 100% interest in two additional Copper Beech properties, with the transaction closing on April 30, 2015.

[3]Transaction costs were $1.6 million for the three months ended June 30, 2015, primarily attributable to consents, professional fees and other related costs totaling $1.6 million related to the Copper Beech acquisition. Transaction costs were $3.1 million for the six months ended June 30, 2015, primarily attributable to consents, professional fees and other related costs totaling $2.8 million related to the Copper Beech acquisition, with the remaining $0.3 million related to various other costs associated with the Montreal transaction and the Company's strategic alternative process.

[4]For the six months ended June 30, 2015, the Company recorded expenses of $1.2 million due to the wind down of its construction and development operations. No construction and development revenues were recorded during the three months ended June 30, 2015. For the three months ended June 30, 2014, the Company recorded revenue from its construction and development operations of $10.3 million and expenses of $8.9 million resulting in income of $1.4 million.

[5]Includes the Company's proportionate share of non-cash fair value debt and other purchase accounting adjustments in its investment in Copper Beech accounted for under the equity method, as well as the fair value of debt adjustments for those Copper Beech properties consolidated during the six months ended June 30, 2015.

CAMPUS CREST COMMUNITIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS TO NET OPERATING INCOME ("NOI") (unaudited)

(in $000s, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015[1]	2014[1]	2015[1]	2014[1]

Net income (loss) attributable to common stockholders	$(16,100)	$(3,454)	$(6,310)	$(5,441)
Net loss attributable to noncontrolling interests	(4,000)	12	(6,157)	(3)
Preferred stock dividends	3,050	3,050	6,100	6,100
Income tax (benefit) expense	-	(210)	-	(400)
Other (income) expense	(4)	(104)	51	(170)
Gain on sale of assets	-	-	(7,748)	-
Severance	62	-	570	-
Gain on purchase of Copper Beech	(6,393)	-	(28,035)	-
(Income) loss on discontinued operations	-	(1,374)	1,157	(2,313)
Interest expense	9,270	2,950	17,058	6,326
Equity in losses of unconsolidated entities	(790)	891	1,359	572
Depreciation and amortization	27,861	7,253	47,617	14,233
Ground lease expense	120	120	240	237
General and administrative expense	10,423	3,649	18,461	7,155
Write-off of corporate other assets	597	-	1,366	-
Transaction costs	1,640	1,460	3,132	2,045
Property management services	(212)	(327)	(441)	(430)
Total NOI	$25,524	$13,916	$48,420	$27,911
Grove same store properties NOI[2]	$13,496	$12,633	$27,098	$25,447
Wholly owned Copper Beech properties NOI	$8,601	$-	$14,485	$-
New properties NOI[3]	$2,658	$530	$5,347	$952
Grove Pullman and Toledo NOI[4]	$769	$753	$1,490	$1,512

[1] "Same store" properties are the Company's wholly-owned operating properties acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company and remaining in service through the end of the latest period presented or period being analyzed. "New properties" are the Company's wholly-owned operating properties acquired or placed in service after the beginning of the earliest period presented or period being analyzed.

[2] Includes NOI contribution from Copper Beech at Ames, which was a consolidated JV property until January 30, 2015, at which time the company purchased the remaining equity such that it is now 100% owned
[3] For the six months ended June 30, 2015 and 2014, includes financial results for The Grove at Denton. The Company acquired its joint venture partner's interest in The Grove at Denton on January 21, 2014. The occupancy data and net operating income related to Denton are included in new properties. Of the $1,042 net operating income for the six months ended June 30, 2014, $952 relates to the Company's 100% ownership and the remaining amount relates to the Company's joint venture ownership.

[4] Includes NOI contribution from the operations of The Grove at Pullman and the Toledo, OH redevelopment, as well as business interruption insurance proceeds from The Grove at Pullman.

Non-GAAP Financial Measures

FFO and FFOA

FFO is a non-GAAP financial measure. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with U.S. GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, in October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO.

We use FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to FFO published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) (computed in accordance with U.S. GAAP) as presented in the consolidated financial statements included elsewhere in this document. FFO should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

FFOA is a non-GAAP financial measure. In addition to FFO, we believe it is also a meaningful measure of our performance to adjust FFO to exclude the write-off of unamortized deferred financing fees, transaction costs, impairments, severance, discontinued operations, the effect of not exercising the Copper Beech purchase option, the write-off of development cost and fair value debt adjustments on equity method investments. Excluding the write-off of unamortized deferred financing fees, transaction costs, impairments, severance, discontinued operations, the effect of not exercising the Copper Beech purchase option, the write-off of development cost, and fair value debt adjustments on equity method investments adjusts FFO to be more reflective of operating results prior to capital replacement or expansion, debt service obligations or other commitments and contingencies.

NOI

NOI is a non-GAAP financial measure. We calculate NOI by adding back (or subtracting from) to net income (loss) attributable to common stockholders the following expenses or charges: income tax expense, interest expense, equity in loss of unconsolidated entities, preferred stock dividends, depreciation and amortization, transaction costs, ground lease expense, general and administrative expense and development, construction and management services expense. The following income or gains are then deducted from net income (loss) attributable to common stockholders, adjusted for add backs of expenses or charges: equity in earnings of unconsolidated entities, income tax benefit, other income, and development, construction and management services revenue. We believe these adjustments help provide a performance measure, when compared year over year, that illustrates the operating results of our wholly-owned properties and captures trends in student housing rental and services income and student housing operating expenses.

NOI excludes multiple components of net income (loss) (computed in accordance with U.S. GAAP) and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations. Therefore, the utility of NOI as a measure of our performance is limited. Additionally, other companies, including other equity REITs, may use different methodologies for calculating NOI and, accordingly, NOI as disclosed by such other companies may not be comparable to NOI published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, NOI should be examined in conjunction with net income (loss) (computed in accordance with U.S. GAAP) as presented in the consolidated financial statements included elsewhere in this document. NOI should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.